JOINT VENTURE AGREEMENT

THIS AGREEMENT made this 3rd day of November, 2006

BETWEEN

BUFFALO RIVER DENE DEVELOPMENT CORPORATION
a body corporate, incorporated under the laws of Saskatchewan,
Having an office in Dillon, Saskatchewan (“hereinafter called BRDDC”)

OF THE FIRST PART

- and -

ACCESS ENERGY INC.,
a body corporate incorporated under the laws of Canada and having a head office in
Toronto, Ontario
(hereinafter called "Access")

OF THE SECOND PART

WHEREAS BRDDC  has expressed a desire to become directly involved in the development and management of oil and gas reserves located on the traditional lands of the Buffalo River Dene Nation (BRDN) to maximize the economic benefits available to the BRDN through exploration of those resources;

AND WHEREAS BRDDC is wholly owned private corporation of BRDN incorporated for the purpose of acquiring, holding and managing oil and gas properties and rights on behalf of the Members of the BRDN;

AND WHEREAS BRDDC wish to have Access explore and develop its oil and gas reserves on an exclusive basis within the Project Lands in their traditional lands;

AND. WHEREAS Access has expressed a desire to explore, develop and produce the petroleum, natural gas within the said traditional lands of BRDN on terms and conditions suitable to BRDDC and Access;

AND WHEREAS Access and BRDDC have agreed that this joint venture shall be named .the A10 PROJECT;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained the parties hereto do hereby agree as follows:

DEFINITIONS

1.1
In this agreement, including the recitals, this clause and the Schedules hereto, unless otherwise defined below and unless the context otherwise required, the definitions as set out in the Operating Procedure shall apply and, in addition, the following words shall have the following meaning:

a)	"Accounting Procedure" means the 1996 PASWC Accounting Procedure as amended and attached as a schedule to Schedule "A";

b)	"A10 Project or A10" means the Development and Operation of the A10 project and related facilities proposed to be constructed on the Traditional Lands.

c)	"BRON" means Buffalo River Dene Nation

d)	"Costs" means all costs incurred by the Operator including required facilities that are directly attributable to a Project;

e)	"Elections” are those for the Operating Procedure attached as Schedule "C";

f)	"Gas" has the meaning ascribed to it in the Act;

g)	“Lands” means those lands including all available Oil and Gas as of the date of this Agreement, within the lands as identified in Schedule “B” attached hereto.

h)	"Oil" has the meaning ascribed to it in the Act;

i)	"Operating Procedure" means the 1990 CAPL Operating Procedure attached as Schedule "A" and includes the 1996 PASWC Accounting procedure;

j)	"Operator" shall mean Access Energy Ltd.

k)
"Payout" means the point at which Access has recovered all costs directly attributable to a Project including all costs associated with a facility and calculated prior to any distribution of profits derived from a Project;

l)	"Project Lands" means a site of a defined parcel of land to be negotiated for due consideration within the Traditional Lands;

m)	"Production Spacing Unit" means the Spacing Unit designated by the applicable government authority for the purpose of production;

n)
"Project" means in the case of a gas or conventional oil discovery, the drilling, completion and tie-in of a single gas well or conventional oil well, and in the case of a heavy oil discovery, an oil sands pool development including all drilling, completions and facilities in conjunction with it;

o)	"Traditional Lands" means lands that are traditionally used by the Buffalo River Dene Nation;

p)
"Spacing Unit" means the area allocated to a Well for the purpose of drilling and producing a Well pursuant to the applicable government laws, rules, regulations or order now or hereafter in effect, and in their absence means the section containing the Well;

q)	"Well" has by meaning ascribed to it in the Mineral Resources Act, 1985, S.S. 1984-85-86 c. M-16.1, as amended, and the regulations thereunder.

1.2	The following Schedules are attached to and made a part of this agreement:

Schedule "A" 1990 CAPL Operating Procedure and 1996 PASWC Accounting Procedure
Schedule "B" Maps
Schedule "C" Elections
Schedule "D" Memorandum of Understanding

1.3	If any term or provision contained in the body of this Agreement conflicts with a term or provision in a Schedule, the term or provision in the body of this Agreement shall prevail.

1.4
Nothing herein contained shall be construed as creating a partnership or association of any similar kind or as imposing upon any party hereto any partnership duty, obligation or liability to any other party hereto.

ARTICLE I - GENERAL

PROJECT DEVELOPMENT

2.1
At Access's option but in consultation with BRDDC, BRDDC will consent to and BRDDC will jointly apply with Access, under this joint venture, for leases, permits and licensing as required as permitted by laws and regulations, and consent of the Buffalo River Dene Nation for the exploration and development of the Project Lands which will be required.

2.2
It is acknowledged by BRDDC that Access has expended monies, in connection with this agreement, prior to the execution of this agreement and acknowledges that those amounts are recoverable as project costs. Access will provide BRDDC with an accounting of those costs and the Operating Procedure will apply.

OBLIGATIONS

3.1
Upon execution of the Agreement, Access shall be the Operator subject to the Operating Procedure. Access shall have overall supervision, direction, control, staging and phasing of the developments contemplated by this Agreement but at all times, in consultation with BRDDC. Access shall at all times, consult with BRDDC in a timely fashion (at least quarterly) in regard to all matters as contemplated by this Agreement. Access will respect Traditional Environmental Knowledge in the decision making process.

3.2
It is acknowledged by ACCESS that this is agreement is· not intended nor will it be construed by ACCESS or any party asserting an enforceable interest. legal or otherwise, in the subject matter and no legal interests are created or implied by this agreement, nor is this agreement to be an Aboriginal "IMPACT AND MANAGEMENT OF BENEFITS AGREEMENT" ("IMBA") and this agreement is not a waiver or release by BRDN of ACCESS or any third party asserting an interest in the subject matter of this agreement to abridge or replace any legal requirement, duty, convention or practice of the Federal, Provincial or any municipal government to consult with BRDN as required under:

1.	practice;
2.	convention;
3.	the common law;
4.	duty to consult;
5.	honourable dealing;
6.	the constitutional laws of BRDN and the constitutional laws of Canada;
7.	statutory law and regulations and requirements including land claims, specific claims or TLE settlement agreements;
8.	regulatory requirements including the regulatory duty to consult; and
9.	any other understand, practice or law.

ARTICLE II - MANAGEMENT

MANAGEMENT

4.1
A Project Committee shall be formed which shall be comprised initially of two members designated by BRDDC and two members selected by ACCESS. A selection process will be carried by these members to appoint a fifth member. The procedures, rules for appointment and replacement of members, terms of office, and authority of the Committee and similar matters will be as agreed by the Parties from time to time, and shall be consistent with this agreement. The Project Committee shall have those advisory, negotiating and other functions relating to the work to be carried on pursuant to this agreement that are agreed by the Parties from time to time, it being intended that the Project Committee will serve as a forum for ongoing communication, analysis, strategic planning, project management, budget analysis and similar functions.

ARTICLE III - DEVELOPMENT

SEISMIC

5.1
Access shall be responsible for applying for all authorization, permits, leases, surface leases or rights of way required to carry out the Projects and to carry out its seismic programs (all of which are called the "Contracts"). BRDDC and BRDN agree to provide support and consultation in regard to these Contracts.

5.2
Access shall assume the entire cost, risk and expense of all the seismic programs conducted or any seismic reprocessing required on the Project Lands. In the event that Access should receive a bona fide third party offer to purchase any of the seismic data acquired through such expenditure, and provided further that the sale of such data would not be detrimental to either of the parties hereto, then BRDDC and Access may sell the said data and equally share the net proceeds thereof.

5.3
Access shall provide to BRDDC all information which it may obtain from the seismic program or seismic programs conducted on the Project Lands on the understanding that such information shall remain strictly confidential and shall not be distributed or disseminated by BRDDC to any third party.

FEASIBILITY, IMPACT and BENEFIT STUDY and REPORT

6.1
The Parties agree that a feasibility and impact and benefit study is necessary which shall be undertaken as part of the preparation of a business plan related to the Development and Operation of the A 10 Project.

6.2
The Parties agree that the federal and provincial governments may have certain grants, subsidies or other assistance available to assist in funding all or a portion of a feasibility study. The BRDDC, in consultation with and with the assistance of ACCESS may apply for all such grants, subsidies and other assistance of which it is aware.

6.3
Without limiting the generality of the foregoing and save for any funding which may be available, all costs - of the feasibility, impact and benefit study shall be paid by ACCESS, and all such reasonable costs so paid shall be recoverable in full as Project Costs from proceeds of Project Financing or Operation.

ENGINEERING DESIGN. CONSTRUCTION AND MANAGEMENT

7.1
The Parties acknowledge that the professional engineering services will be required for many purposes relating to Development and Operation of the A 10 Project, including design, selecting and qualifying equipment, site preparation, construction, project management, plant commissioning, startup and ongoing Operation. The Parties agree that ACCESS is authorized, but not obliged, to engage in its own name and on its own account with full disclosure to and in consultation with BRDDC, one or more recognized and suitable engineering firm(s) selected by ACCESS, to provide the required engineering services, following a formal bid process based on appropriate published criteria. Such contract, or contracts, shall contain terms and conditions consistent with the published formal bid criteria and which are normal and customary for a project of this scope, kind and location.

7.2
Management of the areas within the Project Lands will include undertaking an Environmental Impact Assessment, incorporating Traditional Environmental Knowledge, which will include, but not be limited to, impact upon flora and fauna and culture.

7.3
Without limiting the generality of the foregoing, all costs of any engineering, design, construction, management and similar contracts shall be paid by ACCESS pending completion of the Agreements, and all such reasonable costs so paid shall be recoverable in full as Project Costs from proceeds of Project Financing or Operation.

ARTICLE IV - PROFITS

PROFIT DISTRIBUTION

8.1
The Parties shall develop and operate·the A10 Project in a manner intended to maximize the economic benefit to the Parties over the life of the A 10 Project, and in a manner which meets or exceeds industry imposed standards and practices for such a project.

8.2
Subject to the right of participation of BRDDC as set-out herein, if Access proposes a Project or a Well for the Lands and thereby elects to drill a Well and pay 100% of the capital costs and expenses associated with that Well on the Lands, Access will earn a 100% working interest within the section of land comprising the Project or the Well. BRDDC's interest in the specific project related to it [confidential treatment requested].

8.3
BRDDC shall have the right to [confidential treatment requested] in any Project as contemplated herein on the Lands thereby reducing the cash contributed and the earned interest of Access by the amount of the participation of BRDDC. For each Project proposed on the Lands, Access will deliver a Project Notice and Authority for Expenditure ("AFE") as well as a presentation by representatives of Access to BRDDC. BRDDC shall make its decision pursuant to Article 902 of the Operating Procedure.

8.4	The definition of Payout as set-out herein in this Agreement shall apply to any Projects or Wells related to the Projects on the Lands.

8.5	In Summary:

BRDDC will be entitled to the following interests:

BRDDC will be entitled to participate in a Project "on a Project by Project/Well by Well basis" for an additional working interest, [confidential treatment requested]:

Before Payout Working Interest:	[confidential treatment requested]
After Payout Working Interest:	[confidential treatment requested]

[confidential treatment requested]

Access would be entitled to the following interests if BRDDC chooses not to participate:

Capital Costs of the Project:	100%
Before Payout Earned Working Interest:	[confidential treatment requested]
After Payout Earned Working Interest:	[confidential treatment requested]

Access would be entitled to the following interests if BRDDC chooses to participate:

Capital Cost of the Project:100%	100%
Before Payout Earned Working Interest:	[confidential treatment requested]
After Payout Earned Working Interest:	[confidential treatment requested]
Before Payout Earned Working Interest:	[confidential treatment requested]
After Payout Earned Working Interest:	[confidential treatment requested]

ARTICLE V

MEETINGS

9.1
Access will, in addition to the technical presentations held in conjunction with the serving of a Project Notice/AFE under, hold quarterly meetings with the BRDDC for the purpose of outlining the previous quarters' activity and at a minimum the proposed .work program for the next following quarter.

9.2	Both parties agree that they will conduct a meeting at least once every 120 days for the purpose of discussion of any and all matters.

ARTICLE VI

ARBITRATION

10.1
In the event 9[f] any dispute, claim, question or difference arising out of or relating to this agreement or the breach thereof, the parties hereto shall use their best endeavours to settle such disputes, claims, questions or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of thirty (30) days, then upon notice by either party to the other in writing, the disputes, claims, questions or differences (referred to herein as "disputes") shall be finally settled by arbitration in accordance with the provisions of the Arbitrations Act (Saskatchewan) including any amendments thereto and the following shall apply to such arbitration:

a)	The disputes shall be referred to the arbitration and final decision of one arbitrator to be appointed by mutual agreement between the parties;

b)	Should there be a failure to appoint an arbitrator as provided above, such arbitrator shall be appointed by Her Majesty's Court of Queen's Bench for Saskatchewan;

c)
The arbitrator shall have the power to obtain the assistance, advice or opinion of any expert as he may think fit and shall have the discretion to act upon any assistance, advice or opinion so obtained;

d)	The arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference;

e)
The costs of the arbitrator and any costs associated with the proceedings shall be borne equally by both parties and each party shall be responsible for any costs associated with its own legal and counseling advisors, unless otherwise decided by the arbitrator;

f)
The arbitration award shall be given in writing, and shall be final, binding on the parties, not subject to any appeal, and shall deal with questions of cost of arbitration and all matters related thereto; and

g)
Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement, thereof, as the case may be.

ARTICLE VII

APPLICATION OF OPERATING PROCEDURE

11.1
The Operating Procedure shall apply to all operations carried out on the project Lands and such lands shall be the "Project Lands" under the Operating Procedure. The participating interests of the parties in such joint lands for purposes of the Operating Procedure shall be the working interests that are established by this Agreement. The parties agree that Access shall be the Operator under the Operating Procedure.

ARTICLE VIII

DISPOSITION OF INTERESTS

12.1	Disposition of Interests will be governed by Article 2401 of the Operating Procedure and Article 2402 will not apply.

ARTICLE XIV

GENERAL

13.1	Addresses for notices authorized or required to be given pursuant to this agreement are as follows:

Toronto, Ontario	Access: Access Energy Inc.
Attention:

BRODC:	Buffalo River Dene Development Corporation
General Delivery
Dillon, Saskatchewan S0M 0S0
Attention:

13.2
All notices authorized or required to be given pursuant to this Agreement shall be in writing and may be delivered by hand, mailed by registered or certified first class airmail or sent by telecommunication.

13.3	The notice shall be deemed to have been given and received

a) if delivered on the day on which it was delivered;
b) if mailed, five days after the date of mailing;
c) if sent by telecommunication, on the first business day following the day it was dispatched.

13.4
No notice shall be effective if mailed during any period in which Canadian postal workers are on strike or if a strike of postal workers is imminent and may be anticipated to affect normal delivery thereof.

13.5	A party may change its address for the receipt of notices at any time by giving notice thereof to the other parties.

13.6	This Agreement shall include the Memorandum of Understanding attached as Schedule “D”.

13.7	If there is a conflict between the provisions of the Operating Procedure and this Agreement, then this Agreement shall prevail.

13.8
The term of this Agreement shall be for twenty (20) years from the date of this Agreement as first written above and thereafter for so long as there is continuous production from the Project Lands in commercial quantities.

13.9	Each of the Parties represents to the other that it has full legal capacity and Authority to execute and deliver this joint venture.

13.10	This agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

ACCESS ENERGY INC.

Per: /s/ Paul Parisotto

Per: /s/ H. Reginald F. Burden

BUFFALO RIVER DENE DEVELOPMENT CORPORATION

Per: /s/ Louie Chinalqury

Per: ______________________________________

This is the execution page to a Joint Venture Agreement dated November, 3, 2006 made between

Access Energy Inc.

and

Buffalo River Dene Development Corporation